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                                                                    Exhibit 23.5

                          Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-77048) of Respironics, Inc. and Subsidiaries (the Registration Statement) for the registration of 3,032,860 shares of its common stock and to the incorporation by reference therein of our report dated June 18, 2001, with respect to the consolidated financial statements and schedule of Novametrix Medical Systems Inc. (Novametrix) included in its Annual Report (Form 10-K) for the year ended April 29, 2001, filed with the Securities and Exchange Commission and incorporated by reference in the Proxy Statement of Novametrix that is made a part of the Registration Statement.

                                                           /s/ Ernst & Young LLP

Hartford, Connecticut
March 1, 2002